Exhibit 5.1

Form of Opinion of Lewis and Roca LLP
as to the legality of the securities being registered under the Resale  Prospectus

August __, 2009

Fushi Copperweld, Inc.
1 Shuang Qiang Road, Jinzhou
Dalian, PRC 116100

Re:           Fushi Copperweld, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel for Fushi Copperweld, Inc., a Nevada corporation (the “Company”), with respect to certain corporate matters in connection with the Amendment No. 2 to Form S-3 Registration Statement (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,140,529 shares of the Company’s common stock offered by the selling stockholders identified in the Registration Statement (the “Issued Shares”) and 300,000 shares of the Company’s common stock underlying the Series A Warrant dated February 22, 2009, to purchase 100,000 shares of the Company’s common stock at an exercise price of $5.25 per share, Series B Warrant dated February 22, 2009, to purchase 100,000 shares of the Company’s common stock at an exercise price of $5.50 per share, and Series C Warrant dated February 22, 2009, to purchase 100,000 shares of the Company’s common stock at an exercise price of $6.00 per share (collectively, the “Warrants” and the shares of the Company’s common stock underlying the Warrants, the “Warrant Shares”).

In rendering the opinion as set forth below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; and (f) the due authorization, execution and delivery of all such documents by all parties other than the Company and the legal, valid and binding effect thereof on such other parties thereto.

PHOENIX    ●    TUCSON    ●    LAS VEGAS    ●    RENO    ●    ALBUQUERQUE
www.lewisandroca.com

Fushi Copperweld, Inc. August ___, 2009 Page 2

We have also examined originals or copies of certain corporate documents or records of the Company as described below:

(a)	The Registration Statement;
(b)
The Articles of Incorporation of the Company, filed on October 7, 1982, the Articles of Amendment to the Articles of Incorporation of the Company, filed May 7, 1991, the Articles of Amendment to the Articles of Incorporation of the Company, filed June 6, 1991, the Certificate of Designation, filed December 7, 2005, the Certificate of Designation, filed December 7, 2005, the Certificate of Amendment, filed January 26, 2006, and the Articles of Merger, filed December 18, 2007 (collectively, the “Company’s Articles”);

(c)	The Amended and Restated Bylaws of the Company (the “Company’s Bylaws”);
(d)
The Written Consent of the Members of the Board of Directors of the Company, dated as of June 30, 2009, ratifying certain actions authorized by the Board of Directors by written consent in October of 2007, a complete copy of which cannot be located;

(e)	The Written Consent of the Members of the Board of Directors of the Company, dated as of May 20, 2009;
(f)	The Written Consent of the Board of Directors of the Company, dated as of February 20, 2009; and
(g)	The Written Consent of the Board of Directors of the Company, dated as of February 22, 2009.

We have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Based upon such examination, and subject to the qualifications and limitations contained herein, it is our opinion that the Issued Shares are validly issued, fully paid and non-assessable and that the Warrant Shares, when issued in the manner provided for in the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion regarding the effect of any securities laws on the shares described in the Registration Statement or on any shares or options issued by the Company including, without limitation, the following acts or laws:

(a)	The Securities Act of 1933;
(b)	The Securities Exchange Act of 1934;
(c)	The Investment Company Act of 1940; or
(d)	The Investment Advisers Act of 1940.

It is our understanding that the Company has retained the law firm of Loeb & Loeb LLP, to represent it with respect to the Registration Statement with respect to matters of U.S. federal securities laws.

PHOENIX    ●    TUCSON    ●    LAS VEGAS    ●    RENO    ●    ALBUQUERQUE
www.lewisandroca.com

Fushi Copperweld, Inc. August ___, 2009 Page 3

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada or consulted with members of this firm who are admitted in any other jurisdictions other than Nevada with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving Nevada law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

Sincerely yours,

LEWIS AND ROCA LLP